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                                                                    EXHIBIT 14.1

                           NATIONAL WATERWORKS, INC.

                                 CODE OF ETHICS

                 FOR EXECUTIVE OFFICERS AND OTHER KEY EMPLOYEES

1. GENERAL

National Waterworks, Inc. ("NWW") expects all employees to perform their job duties with high integrity and professionalism, including compliance with all applicable laws, in order to maintain a company reputation for conducting business activities with integrity, fairness and the highest ethical standards. The NWW Employee Handbook contains certain standards for ethical conduct required of our employees.

2. PURPOSE

NWW has adopted the following Code of Ethics for our Chief Executive Officer
(CEO), Chief Financial Officer (CFO), Chief Information Officer (CIO), Controller and all other executive officers and other key employees (collectively, the "Key Employees"). The other executive officers and other key employees include Vice Presidents, Regional Vice Presidents and senior financial employees, as well as any other employees who may be specifically designated from time to time by the CEO. The intent of this Code of Ethics is to promote a culture of honesty, integrity and accountability and to ensure fair and accurate financial reporting.

3. COMPLIANCE WITH LAWS

Key Employees must carry out their responsibilities in accordance with all applicable laws and must refrain from illegal conduct.

4. FINANCIAL REPORTING

The CEO and CFO are responsible for the accurate and reliable preparation and reporting of NWW's financial records and results, as well as the timely reporting of those results. The Key Employees are responsible for the accurate and reliable reporting of business transactions and activities that form the underlying basis of NWW's financial records, as well as the timely reporting of those transactions and activities. The CEO and CFO are expected to file all required certifications with the Securities and Exchange Commission (the "SEC") relative to disclosure controls and financial presentation in conformity with generally accepted accounting principles ("GAAP"). In addition, NWW requires periodic certification of Key Employees as it relates to specific areas of responsibility.

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5. CONFIDENTIALITY

Key Employees are expected to maintain the confidentiality of all non-public information relating to NWW, its business, customers, suppliers or employees, except when disclosure is specifically authorized or legally required.

6. CONFLICTS OF INTEREST

Key Employees must not participate in any activity that could conflict with, or give the appearance of conflict with, duties and responsibilities to NWW that could result in material personal gain. In order to avoid conflict, Key Employees must consult with the CEO prior to engaging in activity that could reasonably be expected to lead to any of the following:

     - Doing business with any organization in which a Key Employee or family member possesses an ownership interest.

     - Acceptance of gifts, if such acceptance could influence, or create the appearance of influence, of any business decision.

     -    Personal use of company assets, labor or information.

7. REPORTING OF ILLEGAL OR UNETHICAL BEHAVIOR

NWW encourages all employees to report to their supervisor any activity that compromises the reputation of NWW or conflicts with NWW's intent to conduct business activities with integrity, fairness and the highest ethical standards. Key Employees shall report those activities, including any fraud, whether or not material, to the CEO, CFO or the audit committee of NWW's board of directors. Additionally, Key Employees shall disclose all significant deficiencies in the design or operation of internal controls which could adversely affect the reporting of NWW's financial records and results.

8. COMPLIANCE

Key Employees are expected to adhere at all times to this Code of Ethics and report the non-compliance of others to whom this applies. Violations will be subject to appropriate disciplinary action. This Code of Ethics is intended to serve as a guideline of ethical behavior and is not meant to be all inclusive. Key Employees are expected to conduct their duties and responsibilities on behalf of NWW in accordance with the intent identified in the Purpose of this Code of Ethics.